Exhibit 10.23

NOTE

US $350,000	Palo Alto, California November 4, 2005

FOR VALUE RECEIVED, the undersigned, AVICENA GROUP, INC., having an address of 228 Hamilton Avenue, Third Floor, Palo Alto, CA 94301 (the “Borrower”), hereby promises to pay to the order of AVN ACQUISITION CORP., having an address of 497 Delaware Avenue, Buffalo, New York 14202 (the “Lender”), the principal sum of Three Hundred Fifty Thousand and no/100 dollars ($350,000.00) (All monetary amounts herein are expressed in U.S. Dollars). Principal on this Note shall be payable on May 31, 2006, or such earlier date as the Borrower shall complete its proposed merger with Lender (“Maturity”). Interest on the outstanding principal amount shall accrue at the rate of eight percent (8%) per annum, payable on December 31, for so long as this Note shall remain outstanding, and at Maturity.

The Borrower shall have the option of prepaying the unpaid portion of such principal sum in full or part at any time or from time to time without any premium or penalty, provided that upon prepaying such unpaid portion in full the Borrower shall pay to the Lender all interest and other amounts owing pursuant to this Note but not yet paid.

All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind, automatically become immediately due if the Borrower commences or has commenced against it any bankruptcy or insolvency proceeding. All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind, become immediately due at the sole option of the Lender if (1) any amount owing pursuant to this Note is not paid when due, (2) the Borrower is dissolved, or becomes insolvent (however such insolvency is evidenced), or (3) there occurs or exists any material event or condition of default for purposes of any security agreement, mortgage or other agreement now or hereafter in effect between the Lender and the Borrower.

All payments under this Note are to be made to the Lender at the Lender’s address referenced above or at such other address as the Lender may from time to time designate in writing.

The Borrower promises to pay reasonable costs and expenses incurred by the Lender in collecting this Note and enforcing the Lender’s rights hereunder, including, but not limited to, the reasonable fees and disbursements of legal counsel to the Lender.

Failure or delay by the Lender in exercising, or a single or partial exercise of, any power or right hereunder shall not operate as a waiver thereof or of any other power or right or preclude any other future exercise of that or any other power or right. A waiver of any power or right hereunder shall be in writing, shall be limited to the specific instance and shall not be deemed a waiver of the subject power or right in the future or a waiver of any other power or right.

This Note may not be modified or terminated orally or by any course of conduct but only by an agreement in writing duly executed by the Borrower and the Lender.

This Note shall be governed by and construed, interpreted and enforced in accordance with the internal law of the State of Delaware, without regard to principles of conflict of laws.

AVICENA GROUP, INC.

By:	/s/ Belinda Tsao Nivaggioli
Its:	Chief Executive Officer